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                                                                      Exhibit 21

                                  Subsidiaries


dPi Teleconnect, LLC, a Delaware limited liability company

Action Rent-To-Own Holdings of South Carolina, Inc., a South Carolina corporation

Rent-Way of Michigan, Inc., a Delaware corporation

Rent-Way of Tomorrow, Inc., a Delaware corporation

Rent-Way Developments, Inc., a Delaware corporation, a wholly-owned subsidiary of Rent-Way of Michigan, Inc.

Rent-Way of TTIG, L.P., an Indiana limited partnership, the partners of which are Rent-Way of Tomorrow, Inc. and Rent-Way Developments, Inc.